Exhibit 99.1

EQT Reports Second Quarter 2014 Earnings

Reiterates full-year production volume guidance

PITTSBURGH--(BUSINESS WIRE)--July 24, 2014--EQT Corporation (NYSE: EQT) today announced second quarter 2014 net income attributable to EQT of $110.9 million, or $0.73 per diluted share, compared to second quarter 2013 earnings of $86.9 million, or $0.57 per diluted share. Adjusted earnings for the second quarter 2014, excluding the impact of a few items including a $37.7 million gain on the Nora asset exchange, were $88.3 million, or $0.58 per diluted share – which was 3% higher than the $85.5 million, or $0.56 per diluted share last year. Adjusted operating cash flow in the quarter was $317.2 million, compared to $319.1 million; and adjusted cash flow per share was $2.08, compared to $2.11. The Non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

Second Quarter Highlights 2014 vs. 2013:

  Production sales volume was 17% higher
  Midstream transmission operating revenues were 33% higher
  Midstream gathered volume was 17% higher
  Reiterates full-year production volume guidance of 465-480 Bcfe

EQT’s second quarter 2014 operating income was $224.8 million. Adjusted operating income was 16% higher than the prior year, primarily due to increases in production sales volume, contracted transmission capacity, and gathered volume, and partially offset by a 10% lower average realized price. Net operating revenues increased 9% to $474.4 million in the quarter, while net operating expenses increased only 4% to $287.4 million.

RESULTS BY BUSINESS

EQT PRODUCTION

With its continued focus on the Marcellus Shale, EQT Production achieved sales volume of 110.1 Bcfe in the second quarter 2014, representing a 17% increase compared to the second quarter 2013. Sales volume from the Marcellus/Upper Devonian averaged 943.4 MMcfe per day, 25% higher; and natural gas liquids (NGL) volume totaled 1,326 Mbbls, 15% higher. Sales volume was approximately 4 Bcf below guidance due to the delay of turning-in-line 22 wells on 3 multi-well pads; all of which are currently producing.

Production operating income for the second quarter totaled $144.7 million, an increase of 8% from last year when excluding a pre-tax gain of $31.0 million related to the Nora asset exchange. As a result of an increase in sales volume, partially offset by a lower average realized price, net operating revenue for the quarter was $322.1 million, 5% higher.

Consistent with the growth in sales volume, EQT Production’s operating expenses for the quarter were $208.4 million, $7.3 million higher than the same period last year. Selling, general and administrative (SG&A) expense was $4.9 million higher excluding a $4.8 million legal reserve. Also, production taxes were $3.2 million higher; exploration expense was $1.3 million higher; and lease operating expense (LOE), less production taxes, was $0.9 million higher, although per unit LOE, excluding production taxes, decreased 7% to $0.14 per Mcfe. The depreciation, depletion and amortization (DD&A) expense was $7.8 million lower as the per unit depletion rate was 19% lower than last year.

The Company drilled (spud) 89 gross wells during the quarter -- 55 wells targeted the Marcellus with an average length-of-pay of 6,140 feet; 22 wells targeted the Huron with an average length-of-pay of 5,970 feet; 11 wells targeted the Upper Devonian with an average length-of-pay of 6,960 feet; and 1 well targeted the Wolfcamp with a length-of-pay of 7,000 feet.

The Company reiterates its 2014 production sales volume guidance of 465 – 480 Bcfe; and expects liquids volume to be 6,500 – 6,600 Mbbls. Production sales volume for the third quarter 2014 is projected to be 118 – 122 Bcfe; and liquids volume is expected to be 1,800 – 1,900 Mbbls.

Realized Price

The NYMEX price of natural gas averaged $4.67 per MMBtu in the second quarter 2014, which was 14% higher than the average of $4.09 for the same period last year. EQT’s realized price varies from NYMEX due to revenue deductions for the net cost of gathering, transporting and processing, regional basis, and hedging. In the second quarter, the Company’s average realized price was $3.85 per Mcfe, 10% lower than the $4.29 per Mcfe realized last year – with $2.92 per Mcfe allocated to EQT Production and $0.93 per Mcfe allocated to EQT Midstream. This decrease in the realized price reflects the impact of regional basis, which is recorded at the first liquid delivery point, and during the quarter averaged a negative $0.78 per Mcfe compared to a negative $0.02 in the second quarter 2013. This decrease in basis more-than-offset the impact of higher NYMEX pricing net of hedging. Net third-party gathering and transmission costs per Mcfe were flat quarter-over-quarter.

Based on current market conditions, EQT is forecasting basis to average negative $1.00 to negative $1.10 per Mcfe, and third-party gathering and transmission recoveries to average positive $0.60 to positive $0.65 per Mcfe, for the second half of 2014.

EQT MIDSTREAM

EQT Midstream’s second quarter 2014 operating income was $88.5 million, 13% higher than the second quarter last year when excluding a pre-tax gain of $6.8 million related to the Nora asset exchange. Net operating revenue was $152.3 million, 16% higher. Net gathering revenue was $91.2 million, an increase of 5%, which was primarily due to a 17% increase in gathered volume, partially offset by lower average gathering rates. Net transmission revenue totaled $51.5 million, a 33% increase over last year as a result of higher contracted capacity and volumes. Net storage, marketing and other revenues totaled $9.6 million, which included an increase of $4.1 million as a result of the storage assets acquired in the Equitable Gas Company transaction. Operating expenses for the quarter were $70.6 million, $11.5 million higher than the same period last year and consistent with the volume growth. Per unit gathering and compression expense decreased by 6% as gathered volumes continued to grow faster than expenses.

OTHER BUSINESS

Analyst Presentation

Updates were made to EQT’s analyst presentation, which include: the cash flow forecast and valuation of EQT’s general partner interest in EQT Midstream Partners, LP; an increase in Marcellus net acreage from 560,000 to 580,000; an increase in initial production rate and estimated ultimate recovery for Marcellus acreage in southwest Pennsylvania; the introduction of a new Marcellus development area in the dry gas zone of northern West Virginia; an initial Upper Devonian type curve; a dry gas net acreage map of Utica/Point Pleasant; and minor updates throughout. EQT’s analyst presentation is available on its Investor Relations website at http://ir.eqt.com.

EQT Midstream Partners, LP

EQT has a 34.4% limited partner interest and a 2% general partner interest in EQT Midstream Partners, LP, (Partnership) whose results are consolidated in EQT’s results. For the quarter, EQT Corporation recorded $27.3 million, or $0.18 of earnings per diluted share, attributable to non-controlling interests. The Partnership’s results for the second quarter 2014 were also released today and are available at www.eqtmidstreampartners.com.

On July 22, 2014, the Partnership announced a cash distribution to its unitholders of $0.52 per unit for the second quarter, from which EQT will receive $11.1 million on its limited partner units. In addition, EQT will receive $0.7 million related to its 2% general partner interest, and $1.9 million for its incentive distribution rights.

Ohio Valley Connector

EQT Midstream Partners, LP announced that it will construct and own the Ohio Valley Connector (OVC) pipeline, which is expected to be in-service in the second quarter 2016, subject to Federal Energy Regulatory Commission (FERC) approval. The OVC will connect its transmission and storage system in northern West Virginia to Clarington, Ohio. At Clarington, the OVC will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline.

Jupiter

In May 2014, EQT sold its Jupiter natural gas gathering system to the Partnership for $1.18 billion; and in conjunction, the Partnership completed an underwritten public offering of 12,362,500 common units.

Mountain Valley Pipeline

On July 10, 2014, EQT completed a non-binding open season for the proposed Mountain Valley Pipeline project. The open season resulted in significant interest from many potential shippers. EQT is working toward binding precedent agreements with shippers and expects to have an update on the project within the next several months. EQT currently expects the 330-mile project, which is subject to Board and FERC approval, to extend from the Partnership’s transmission and storage system in West Virginia to southern Virginia to provide approximately two billion cubic feet per day of firm transmission capacity. The pipeline is expected to be constructed and owned by a joint venture between EQT or the Partnership and NextEra Energy, Inc. and to be in-service by the end of 2018.

Hedging

The Company’s total natural gas production hedge positions through December 2016 are:

	2014**	2015	2016***
Fixed Price
Total Volume (Bcf)	114	138	64
Average Price per Mcf (NYMEX)*	$4.36	$4.33	$4.45

Collars
Total Volume (Bcf)	12	23	–
Average Floor Price per Mcf (NYMEX)*	$5.05	$5.03	$–
Average Cap Price per Mcf (NYMEX)*	$8.85	$8.97	$–
*The average price is based on a conversion rate of 1.05 MMBtu/Mcf
**July through December
***The Company also has a natural gas sales agreement for approximately 35 Bcf that includes a NYMEX ceiling price of $4.88 per Mcf

Stock Buyback

During the quarter, EQT repurchased and retired 300,000 shares of EQT stock under the current one million share repurchase authorization.

Nora Asset Exchange

In June 2014, the Company announced the completion of the Nora asset exchange with Range Resources Corporation. EQT received approximately 73,000 net acres and more than 900 producing wells in the Permian Basin of Texas. Range received approximately 138,000 net acres, approximately 2,000 producing wells, and the remaining interest in a supporting gathering system in the Nora Field of Virginia, plus $157.3 million cash, subject to the normal post-closing purchase price adjustments. The Company recorded a pre-tax, non-cash gain of $37.7 million; with $31.0 million realized at EQT Production with the remainder realized at EQT Midstream.

Operating Income

The Company reports operating income by segment in this news release. Interest, income taxes and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation and processing costs.

The following table reconciles operating income by segment, as reported in this news release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating income (thousands):
EQT Production	$144,689	$105,056	$421,894	$179,153
EQT Midstream	88,527	72,246	171,596	146,460
Unallocated expenses	(8,445)	(15,322)	(11,928)	(19,154)
Operating income	$224,771	$161,980	$581,562	$306,459

Unallocated expense is primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.

Marcellus Horizontal Well Status (cumulative since inception)

	As of 6/30/14	As of 3/31/14	As of 12/31/13	As of 9/30/13	As of 6/30/13
Wells spud	628	573	527	486	444
Wells online	439	390	373	338	322
Wells complete, not online	44	42	32	20	11
Frac stages (spud wells)*	15,632	13,512	11,991	10,613	9,754
Frac stages online	9,289	8,012	7,567	6,596	6,297
Frac stages complete, not online	1,381	959	708	553	224

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share

Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted operating income, adjusted net income and adjusted earnings per diluted share should not be considered as alternatives to operating income, net income or earnings per diluted share presented in accordance with GAAP.

The table below reconciles adjusted operating income with operating income, as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

Reconciliation of Adjusted Operating Income:

	Three Months Ended
	June 30,
(thousands)	2014	2013
Operating income as reported	$224,771	$161,980
(Deduct) / add back:
Hedging ineffectiveness (gain) loss	(987)	7,473
Derivative loss (gain), less net cash from settlements	8,990	(1,476)
Non-cash gain on Nora asset exchange	(37,749)	–
Adjusted operating income	$195,025	$167,977

The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

	Three Months Ended
	June 30,
(thousands)	2014	2013
Net income attributable to EQT, as reported	$110,921	$86,856
(Deduct) / add back:
Hedging ineffectiveness (gain) loss	(987)	7,473
Derivative loss (gain), less net cash from settlements	8,990	(1,476)
Non-cash gain on Nora asset exchange	(37,749)	–
Tax impact	8,992	(1,803)
Subtotal	$90,167	$91,050
Income from discontinued operations, net of tax	(1,876)	(5,559)
Adjusted net income attributable to EQT, as reported	$88,291	$85,491
Diluted weighted average common shares outstanding	152,570	151,393
Diluted EPS, as adjusted	$0.58	$0.56

Operating Cash Flow

Operating cash flow is a non-GAAP supplemental financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2014	2013((a))	2014	2013((a))
Net Income	$138,264	$94,118	$349,199	$203,399
(Deduct) add back:
Depreciation, depletion and amortization	157,219	168,577	309,330	317,693
Deferred income taxes	(31,301)	28,905	54,577	63,252
Hedging ineffectiveness (gain) loss
	(987)	7,473	21,273	7,954
Derivative loss (gain), less net cash from settlements	8,990	(1,476)	7,043	(878)
Non-cash incentive compensation	9,493	17,146	20,810	27,480
Non-cash gain on Nora asset exchange	(37,749)	–	(37,749)	–
Non-cash gain on disposition	(3,598)	–	(3,598)	–
Other items, net	2,898	3,326	2,308	5,938
Operating cash flow:	$243,229	$318,069	$723,193	$624,838

(Deduct) / add back:
Changes in other assets and liabilities	42,394	(20,364)	71,454	(27,878)
Net cash provided by operating activities	$285,623	$297,705	$794,647	$596,960

(a) Includes results of discontinued operations

Adjusted Operating Cash Flow and Adjusted Cash Flow Per Share

Adjusted operating cash flow is a non-GAAP supplemental financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT also includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Adjusted cash flow per share is a non-GAAP supplemental financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted operating cash flow and adjusted cash flow per share should not be considered as an alternative to net cash provided by operating activities or net income per share presented in accordance with GAAP, or as a measure of liquidity. The table below provides the calculation for adjusted operating cash flow and adjusted cash flow per share, as derived from the financial statements to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2014	2013	2014	2013
Operating cash flow (a non-GAAP measure reconciled above)	$243,229	$318,069	$723,193	$624,838
(Deduct) / add back:
Exploration expense (cash)	1,208	985	2,352	1,735
Cash taxes on transactions	72,788	–	72,788	–
Adjusted operating cash flow	$317,225	$319,054	$798,333	$626,573

Diluted weighted average common shares outstanding	152,570	151,393	152,537	151,191
Adjusted cash flow per share	$2.08	$2.11	$5.23	$4.14

Derivative Gain (Loss), Less Net Cash from Settlements

The Company reports gain (loss) for hedging ineffectiveness and gain (loss) on derivatives not designated as hedges within operating revenues. The tables below reconcile derivative gain (loss), less net cash from settlements, a non-GAAP supplemental financial measure, to gain (loss) on derivatives not designated as hedges, presented in accordance with GAAP, as derived from the financial statements to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014. Derivative gains (losses), less net cash from settlements is presented because it is an important measure used by management, analysts and investors to evaluate period-to-period comparisons of earnings and cash flow trends. Derivative gains (losses), less net cash from settlements, should not be considered as an alternative to gains (losses) on derivatives not designated as hedges presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2014	2013	2014	2013
Operating revenues, excluding hedging ineffectiveness and derivative gain (loss)	$533,706	$479,054	$1,226,945	$895,680
Gain (loss) for hedging ineffectiveness (a)	987	(7,473)	(21,273)	(7,954)
(Loss) gain on derivatives not designated as hedges	(8,525)	1,512	(17,879)	1,250
Operating revenues, as reported	$526,168	$473,093	$1,187,793	$888,976

(Loss) gain on derivatives not designated as hedges	$(8,525)	$1,512	$(17,879)	$1,250
Net cash settlements (received) paid on derivative instruments not designated as hedges	(465)	(36)	10,836	(372)
Derivative (loss) gain, less net cash from settlements	$(8,990)	$1,476	$(7,043)	$878

EQT Production derivative gain (loss), less net cash from settlements	$(9,510)	$–	$(4,933)	$132
EQT Midstream derivative gain (loss), less net cash from settlements	520	1,476	(2,110)	746
Derivative (loss) gain, less net cash from settlements	$(8,990)	$1,476	$(7,043)	$878

(a) Relates to EQT Production

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP supplemental financial measures that exclude transportation and processing costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Transportation and processing costs are typically excluded by management in such analysis because more emphasis is placed on the net price impact to revenues and expenses. Net operating revenues and net operating expenses should not be considered as alternatives to operating revenues or total operating expenses presented in accordance with GAAP. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2014	2013	2014	2013
Net operating revenues	$474,445	$437,227	$1,090,895	$816,379
Plus: transportation and processing	51,723	35,866	96,898	72,597
Operating revenues	$526,168	$473,093	$1,187,793	$888,976

Net operating expenses	$287,423	$275,247	$547,082	$509,920
Plus: transportation and processing	51,723	35,866	96,898	72,597
Total operating expenses	$339,146	$311,113	$643,980	$582,517

Q2 2014 Webcast Information

The Company's conference call with securities analysts, which begins at 10:30 a.m. ET today, will be broadcast live via the Company's web site at http://www.eqt.com, and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP (Partnership), for which EQT Corporation is the general partner and a significant equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via http://www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. EQT is the general partner and significant equity owner of EQT Midstream Partners, LP. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com.

EQT Management speaks to investors from time-to-time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relations website at http://ir.eqt.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Company’s management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company is unable to provide a reconciliation of projected EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

Similarly, the Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled); projected natural gas prices and changes in basis; total resource potential, reserves, EUR, expected decline curve and reserve replacement ratio; projected production sales volume and growth rates (including liquids sales volume and growth rates); projected finding and development costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions; projected gathering and transmission volume and growth rates; projected firm pipeline capacity and sales; the Company’s access to, and timing of, capacity on third-party pipelines; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the timing, cost and capacity of the Ohio Valley Connector (OVC) and Mountain Valley Pipeline (MVP) projects; the expected terms and structure of the proposed joint venture related to the MVP project, including the EQT affiliate(s) to own and/or operate MVP; technology (including drilling and completion techniques); projected EQT Midstream and Partnership EBITDA; monetization transactions, including asset sales (dropdowns) to the Partnership and other asset sales, joint ventures or other transactions involving the Company’s assets; the projected cash flows resulting from, and the value of, the Company’s general partner and limited partner interests and incentive distribution rights in the Partnership, including the assumptions used in making such projections; internal rate of return (IRR) and returns per well; projected capital expenditures; the amount and timing of any repurchases under the Company’s share repurchase authorization; liquidity and financing requirements, including funding sources and availability; projected operating revenues, cash flows and cash-on-hand; hedging strategy; the effects of government regulation and litigation; the Company dividend and Partnership distribution amount and rates; and tax position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. With respect to the proposed OVC and MVP projects, these risks and uncertainties include, among others, the ability to obtain regulatory permits and approvals, the ability to secure customer contracts, the availability of skilled labor, equipment and materials, and, with respect to the MVP, the risk that the parties may not consummate the joint venture. Additional risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2013, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding the Partnership and its subsidiaries is derived from publicly available information published by the Partnership.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Thousands, except per share amounts)
Operating revenues	$526,168	$473,093	$1,187,793	$888,976

Operating expenses:
Transportation and processing	51,723	35,866	96,898	72,597
Operation and maintenance	27,587	24,067	52,808	47,300
Production	31,882	27,747	63,822	52,636
Exploration	7,452	6,138	8,871	9,868
Selling, general and administrative	63,283	54,822	112,251	94,607
Depreciation, depletion and amortization	157,219	162,473	309,330	305,509
Total operating expenses	339,146	311,113	643,980	582,517

Non-cash gain on Nora asset exchange	37,749	−	37,749	−
Operating income	224,771	161,980	581,562	306,459
Other income	2,579	2,041	5,130	4,322
Interest expense	31,873	37,384	63,841	75,136
Income before income taxes	195,477	126,637	522,851	235,645
Income taxes	59,089	38,078	175,424	72,846
Income from continuing operations	136,388	88,559	347,427	162,799
Income from discontinued operations, net of tax	1,876	5,559	1,772	40,600
Net income	138,264	94,118	349,199	203,399
Less: Net income attributable to noncontrolling interests	27,343	7,262	46,085	16,288
Net income attributable to EQT Corporation	$110,921	$86,856	$303,114	$187,111

Amounts attributable to EQT Corporation:
Income from continuing operations	$109,045	$81,297	$301,342	$146,511
Income from discontinued operations	1,876	5,559	1,772	40,600
Net income	$110,921	$86,856	$303,114	$187,111

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	151,744	150,525	151,522	150,425
Income from continuing operations	$0.72	$0.54	$1.99	$0.97
Income from discontinued operations	0.01	0.04	0.01	0.27
Net income	$0.73	$0.58	$2.00	$1.24
Diluted:
Weighted average common stock outstanding	152,570	151,393	152,537	151,191
Income from continuing operations	$0.72	$0.54	$1.98	$0.97
Income from discontinued operations	0.01	0.03	0.01	0.27
Net income	$0.73	$0.57	$1.99	$1.24

EQT Corporation
Price Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
in thousands (unless noted)	2014	2013	2014	2013
LIQUIDS
Natural Gas Liquids (NGLs):
Sales Volume (MMcfe) (a)	7,954	6,931	15,721	13,623
Sales Volume (Mbbls)	1,326	1,155	2,620	2,270
Gross Price ($/Bbl)	$43.78	$42.65	$49.67	$44.35
Gross NGL Revenue	$58,034	$49,260	$130,148	$100,683
Oil:
Sales Volume (MMcfe) (a)	395	327	699	695
Sales Volume (Mbbls)	66	54	116	116
Net Price ($/Bbl)	$89.75	$83.95	$86.85	$82.55
Net Oil Revenue	$5,903	$4,575	$10,117	$9,561

Total Liquids Revenue	63,937	53,835	140,265	110,244
GAS
Sales Volume - Natural Gas (MMBtu)	$101,788	$87,226	$199,839	$161,880
Sales Volume – Ethane sold as natural gas (MMBtu)	8,234	6,962	15,165	13,379
Sales Volume (MMBtu)	110,022	94,188	215,004	175,259
NYMEX Price ($/MMBtu) (b)	$4.67	$4.09	$4.79	$3.74
Gas Revenue	$513,359	$385,417	$1,029,995	$655,843
Basis	(85,701)	(1,576)	(109,370)	(3,118)
Gross Gas Revenue (unhedged)	$427,658	$383,841	$920,625	$652,725
Sales Volume (MMcf)	101,788	87,226	199,839	161,880
Gas Price ($/Mcf) (unhedged)	$4.20	$4.40	$4.61	$4.03

Total Gross Gas & Liquids Revenue (unhedged)	$491,595	$437,676	$1,060,890	$762,969
Hedge impact	(14,838)	9,728	(67,101)	53,226
Total Gross Gas & Liquids Revenue	$476,757	$447,404	$993,789	$816,195
Total Sales Volume (MMcfe)	110,136	94,483	216,259	176,198
Average hedge adjusted price ($/Mcfe)	$4.33	$4.74	$4.60	$4.63

Midstream Revenue Deductions ($/Mcfe)
Gathering to EQT Midstream	$(0.74)	$(0.81)	$(0.74)	$(0.84)
Transmission to EQT Midstream	(0.19)	(0.24)	(0.20)	(0.23)
Third-party gathering and transmission	(0.54)	(0.59)	(0.54)	(0.61)
Third-party gathering and transmission recoveries, net	0.20	0.25	0.66	0.32
Third-party processing	(0.14)	(0.11)	(0.13)	(0.11)
Total midstream revenue deductions	(1.41)	(1.50)	(0.95)	(1.47)
Average effective sales price to EQT Production (c)	$2.92	$3.24	$3.65	$3.16

EQT Revenue ($/Mcfe)
Revenues to EQT Midstream	$0.93	$1.05	$0.94	$1.07
Revenues to EQT Production	2.92	3.24	3.65	3.16
Average effective sales price to EQT Corporation (c)	$3.85	$4.29	$4.59	$4.23

(a)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three and six months ended June 30, 2013 has been recast to reflect this conversion rate.
(b)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $4.67 and $4.09 for the three months ended June 30, 2014 and 2013, respectively, and $4.80 and $3.71 for the six months ended June 30, 2014 and 2013, respectively).
(c)	The average effective sales price to EQT Production and EQT Corporation included the unfavorable impact of hedging ineffectiveness and derivative losses, less net cash from settlements of $0.08 per Mcfe and $0.12 per Mcfe for the three and six months ended June 30, 2014, respectively and $0.08 per Mcfe and $0.04 per Mcfe for the three and six months ended June 30, 2013, respectively.

UNIT COSTS	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013 (a)	2014	2013 (a)
Production segment costs: ($/Mcfe)
LOE	$0.14	$0.15	$0.14	$0.16
Production taxes	0.15	0.14	0.15	0.14
SG&A	0.30	0.24	0.27	0.26
	$0.59	$0.53	$0.56	$0.56
Midstream segment costs: ($/Mcfe)
Gathering and transmission	$0.21	$0.22	$0.20	$0.23
SG&A	0.16	0.15	0.15	0.15
	$0.37	$0.37	$0.35	$0.38
Total ($/Mcfe)	$0.96	$0.90	$0.91	$0.94

(a)

NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three and six months ended June 30, 2013, has been recast to reflect this conversion rate.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
OPERATIONAL DATA
Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	85,848	68,882	168,974	124,334
Horizontal Huron Play	7,859	8,743	14,978	18,156
CBM Play	2,592	3,116	5,506	6,232
Other	13,837	13,743	26,801	27,476
Total production sales volumes (b)	110,136	94,484	216,259	176,198

Average daily sales volumes (MMcfe/d)	1,210	1,038	1,195	973

Average effective sales price to EQT Production ($/Mcfe)	$2.92	$3.24	$3.65	$3.16

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.14	$0.15	$0.14	$0.16
Production taxes ($/Mcfe)	$0.15	$0.14	$0.15	$0.14
Production depletion ($/Mcfe)	$1.21	$1.50	$1.21	$1.50

DD&A (thousands):
Production depletion	$133,661	$141,661	$262,218	$264,152
Other DD&A	2,590	2,412	5,272	4,830
Total DD&A (thousands)	$136,251	$144,073	$267,490	$268,982

Capital expenditures (thousands) (c)	$930,228	$394,391	$1,338,559	$637,566

FINANCIAL DATA (thousands)

Total net operating revenues	$322,100	$306,132	$789,845	$556,643

Operating expenses:
LOE, excluding production taxes	15,513	14,612	30,360	27,651
Production taxes	16,369	13,134	33,462	24,985
Exploration expense	7,439	6,138	8,851	9,868
SG&A	32,825	23,119	58,774	46,004
DD&A	136,251	144,073	267,490	268,982
Total operating expenses	208,397	201,076	398,937	377,490
Gain on sale / exchange of assets	30,986	−	30,986	−
Operating income	$144,689	$105,056	$421,894	$179,153

(a)	Includes Upper Devonian wells.
(b)	NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three and six months ended June 30, 2013 has been recast to reflect this conversion rate.
(c)	Includes $157.3 million of cash capital expenditures and $353.0 million of non-cash capital expenditures for the exchange of assets with Range during the three and six months ended June 30, 2014, and $112.5 million of capital expenditures for the purchase of acreage and Marcellus wells from Chesapeake Energy Corporation and its partners during the three and six months ended June 30, 2013.

EQT MIDSTREAM
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
OPERATIONAL DATA
Gathered volume (BBtu)	135,794	116,132	261,958	217,363
Average gathering fee ($/MMBtu)	$0.67	$0.75	$0.69	$0.78
Gathering and compression expense ($/MMBtu)	$0.16	$0.17	$0.16	$0.18
Transmission pipeline throughput (BBtu)	152,519	104,846	296,881	185,817

Net operating revenues (thousands):
Gathering	$91,204	$86,992	$180,580	$168,806
Transmission	51,520	38,836	103,629	76,143
Storage, marketing and other	9,620	5,502	16,840	15,261
Total net operating revenues	$152,344	$131,330	$301,049	$260,210

Capital expenditures (thousands)	$110,913	$89,060	$194,126	$138,204

FINANCIAL DATA (thousands)
Total operating revenues	$162,345	$150,366	$328,571	$297,054
Purchased gas costs	10,001	19,036	27,522	36,844
Total net operating revenues	152,344	131,330	301,049	260,210

Operating expenses:
Operating and maintenance	27,444	23,936	52,598	46,609
SG&A	22,006	16,696	41,479	30,470
DD&A	21,130	18,452	42,139	36,671
Total operating expenses	70,580	59,084	136,216	113,750
Gain on sale / exchange of assets	6,763	−	6,763	−
Operating income	$88,527	$72,246	$171,596	$146,460

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow, Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox, Corporate Director, Communications, 412-395-3941
ncox@eqt.com